The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 31, 2022

November , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes due November 26, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	This pricing supplement relates to three separate note offerings, each linked to the performance of a different Index:
•	Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index (“MQUSTVA Notes”)
•	Auto Callable Contingent Interest Notes Linked to the MerQube US Large-Cap Vol Advantage Index (“MQUSLVA Notes”)
•	Auto Callable Contingent Interest Notes Linked to the MerQube US Small-Cap Vol Advantage Index (“MQUSSVA Notes”)

Each issue of offered notes is linked to one, and only one, Index. While you may participate in one or more of the offerings, this pricing supplement does not offer notes linked to a basket of the Indices.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of the Index, is greater than or equal to 60.00% of the Initial Value, which we refer to as the Interest Barrier.
•	The notes will be automatically called if the closing level of the Index on any Review Date (other than the first and final Review Dates) is greater than or equal to the Initial Value.
•	The earliest date on which an automatic call may be initiated is May 22, 2023.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Each Index is subject to a 6.0% per annum daily deduction. This daily deduction will offset any appreciation of the futures contracts included in each Index, will heighten any depreciation of those futures contracts and will generally be a drag on the performance of each Index. Each Index will trail the performance of an identical index without a deduction. See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Level of each Index Will Include a 6.0% per Annum Daily Deduction” in this pricing supplement.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about November 22, 2022 and are expected to settle on or about November 28, 2022.
Index	Bloomberg Ticker	Initial Value*	Interest Barrier / Trigger Value*	CUSIP
MerQube US Tech+ Vol Advantage Index	MQUSTVA		60.00% of the Initial Value	48133PHP1
MerQube US Large-Cap Vol Advantage Index	MQUSLVA		60.00% of the Initial Value	48133PHQ9
MerQube US Small-Cap Vol Advantage Index	MQUSSVA		60.00% of the Initial Value	48133PHR7

* To be provided in the pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
MQUSTVA Notes (per note / total)	$1,000 / $	$ / $	$ / $
MQUSLVA Notes (per note / total)	$1,000 / $	$ / $	$ / $
MQUSSVA Notes (per note / total)	$1,000 / $	$ / $	$ / $

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $37.50 per $1,000 principal amount note for any of the offerings. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $904.00, $904.00 and $904.00 per $1,000 principal amount of MQUSTVA Notes, MQUSLVA Notes and MQUSSVA Notes, respectively. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note for any of the offerings. See “The Estimated Value of the Notes” in this pricing supplement for additional information. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 5-I dated October 13, 2022 and the prospectus and prospectus supplement, each dated April 8, 2020

General Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: As specified on the cover of this pricing supplement. The level of each Index reflects a deduction of 6.0% per annum that accrues daily. We refer to the MerQube US Tech+ Vol Advantage Index, the MerQube US Large-Cap Vol Advantage Index and the MerQube US Small-Cap Vol Advantage Index as each, an “Index” and collectively, the “Indices.”

Contingent Interest Payments: If the notes have not been automatically called and the closing level of the Index on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $32.50 (equivalent to a Contingent Interest Rate of at least 13.00% per annum, payable at a rate of at least 3.25% per quarter) (to be provided in the pricing supplement).

If the closing level of the Index on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 13.00% per annum, payable at a rate of at least 3.25% per quarter (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: 60.00% of the Initial Value, as specified on the cover of this pricing supplement

Pricing Date: On or about November 22, 2022

Original Issue Date (Settlement Date): On or about November 28, 2022

Review Dates*: February 22, 2023, May 22, 2023, August 22, 2023, November 22, 2023, February 22, 2024, May 22, 2024, August 22, 2024, November 22, 2024, February 24, 2025, May 22, 2025, August 22, 2025, November 24, 2025, February 23, 2026, May 22, 2026, August 24, 2026, November 23, 2026, February 22, 2027, May 24, 2027, August 23, 2027 and November 22, 2027 (final Review Date)

Interest Payment Dates*: February 27, 2023, May 25, 2023, August 25, 2023, November 28, 2023, February 27, 2024, May 28, 2024, August 27, 2024, November 27, 2024, February 27, 2025, May 28, 2025, August 27, 2025, November 28, 2025, February 26, 2026, May 28, 2026, August 27, 2026, November 27, 2026, February 25, 2027, May 27, 2027, August 26, 2027 and the Maturity Date

Maturity Date*: November 26, 2027

Call Settlement Date*:  If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes Linked Solely to an Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of the Index on any Review Date (other than the first and final Review Dates) is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, as specified on the cover of this pricing supplement

Final Value: With respect to each Index, the closing level of that Index on the final Review Date

PS-1 | Structured Investments Auto Callable Contingent Interest Notes

The Indices

The Indices were developed by MerQube (the “Index Sponsor” and “Index Calculation Agent”), in coordination with JPMS, and is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. In September 2021, an affiliate of ours purchased a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor.

Index	Bloomberg Ticker	Futures Contracts	Underlying Index	Underlying ETF	Live Date
MerQube US Tech+ Vol Advantage Index	MQUSTVA	E-mini® Nasdaq-100 futures	Nasdaq-100 Index®	Invesco QQQ TrustSM, Series 1	June 6, 2021
MerQube US Large-Cap Vol Advantage Index	MQUSLVA	E-mini® S&P 500® futures	S&P 500® Index	SPDR® S&P 500® ETF Trust	January 7, 2022
MerQube US Small-Cap Vol Advantage Index	MQUSSVA	E-mini® Russell 2000® futures	Russell 2000® Index	iShares® Russell 2000 ETF	June 21, 2022

Each Index was established on the applicable live date set forth in the table above. Each Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the applicable ticker symbol set forth in the table above.

Each Index attempts to provide a dynamic rules-based exposure to an unfunded rolling position in the applicable futures contracts set forth in the table above (each, a “Futures Contract” and collectively the “Futures Contracts”), while targeting a level of implied volatility, with a maximum exposure to that Futures Contract of 500% and a minimum exposure to that Futures Contract of 0%. Each Index is subject to a 6.0% per annum daily deduction.

Each Futures Contract references the applicable underlying index set forth in the table above (each, an “Underlying Index” and collectively the “Underlying Indices”):

•	The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization.
•	The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.
•	The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Futures Contracts and the Underlying Indices, see “Background on the Futures Contracts,” “Background on the Nasdaq-100 Index®,” “Background on the S&P 500® Index” and “Background on the Russell 2000® Index,” as applicable, in the accompanying underlying supplement.

On each weekly Index rebalance day, the exposure of an Index to the applicable Futures Contracts is set equal to (a) the 35% implied volatility target (the “target volatility”) divided by (b) the one-week implied volatility of the exchange-traded fund that tracks the Underlying Index for that Index (each, an “Underlying ETF” and collectively, the “Underlying ETFs”), as set forth in the table above, subject to a maximum exposure of 500%. For example, if the implied volatility of an Underlying ETF is equal to 17.5%, the exposure of the applicable Index to the applicable Futures Contracts will equal 200% (or 35% / 17.5%) and if the implied volatility of an Underlying ETF is equal to 40%, the exposure of the applicable Index to the applicable Futures Contracts will equal 87.5% (or 35% / 40%). An Index’s exposure to the applicable Futures Contracts will be greater than 100% when the implied volatility of its Underlying ETF is below 35%, and an Index’s exposure to the applicable Futures Contracts will be less than 100% when the implied volatility of its Underlying ETF is above 35%. In general, the Indices’ target volatility feature is expected to result in the volatility of each Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of any Index will be stable at any time.

Each Underlying ETF tracks the applicable Underlying Index:

•	The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq-100 Index®.
•	The SPY Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index.
PS-2 | Structured Investments Auto Callable Contingent Interest Notes

•	The IWM Fund seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which is currently the Russell 2000® Index.

For more information about the Underlying ETFs, see “Background on the Invesco QQQ TrustSM, Series 1,” “Background on the SDPR® S&P 500® ETF Trust” and “Background on the iShares Russell® 2000 ETF,” as applicable, in the accompanying underlying supplement. Each Index uses the implied volatility of its Underlying ETF as a proxy for the volatility of the applicable Futures Contracts.

For each Index, the 6.0% per annum daily deduction will offset any appreciation of the applicable Futures Contracts, will heighten any depreciation of the applicable Futures Contracts and will generally be a drag on the performance of that Index. Each Index will trail the performance of an identical index without a deduction.

Holding the estimated value of the notes and market conditions constant, the Contingent Interest Rate, the Interest Barrier, the Trigger Value and the other economic terms available on the notes are more favorable to investors than the terms that would be available on a hypothetical note issued by us linked to an identical index without a daily deduction. However, there can be no assurance that any improvement in the terms of the notes derived from the daily deduction will offset the negative effect of the daily deduction on the performance of the applicable Index. The return on the notes may be lower than the return on a hypothetical note issued by us linked to an identical index without a daily deduction.

The daily deduction and the volatility of the applicable Index (as influenced by that Index’s target volatility feature) are two of the primary variables that affect the economic terms of the notes linked to that Index. Additionally, the daily deduction and volatility of the applicable Index are two of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes linked to that Index for purposes of determining the estimated value of the notes set forth on the cover of this pricing supplement. The daily deduction will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes” and “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in this pricing supplement.

For additional information about the Indices, see “The MerQube Vol Advantage Index Series” in the accompanying underlying supplement.

Each Index is subject to risks associated with the use of significant leverage. In addition, each Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the applicable Futures Contracts on that day. The index deduction is deducted daily at a rate of 6.0% per annum from each Index, even when that Index is not fully invested.

No assurance can be given that the investment strategy used to construct the Indices will achieve its intended results or that any Index will be successful or will outperform any alternative index or strategy that might reference the applicable Futures Contracts.

PS-3 | Structured Investments Auto Callable Contingent Interest Notes

Supplemental Terms of the Notes

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

How the Notes Work

Payment in Connection with the First Review Date

Payments in Connection with Review Dates (Other than the First and Final Review Dates)

PS-4 | Structured Investments Auto Callable Contingent Interest Notes

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 13.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 13.00% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
20	$650.00
19	$617.50
18	$585.00
17	$552.50
16	$520.00
15	$487.50
14	$455.00
13	$422.50
12	$390.00
11	$357.50
10	$325.00
9	$292.50
8	$260.00
7	$227.50
6	$195.00
5	$162.50
4	$130.00
3	$97.50
2	$65.00
1	$32.50
0	$0.00

PS-5 | Structured Investments Auto Callable Contingent Interest Notes

Hypothetical Payout Examples

The following examples illustrate payments on hypothetical notes linked to a hypothetical Index and may not reflect the actual terms of any note offered by this pricing supplement, assuming a range of performances for the hypothetical Index on the Review Dates. See the cover of this pricing supplement and “General Key Terms” in this pricing supplement for the actual terms of each note offered by this pricing supplement. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;
•	an Interest Barrier and a Trigger Value of 60.00 (equal to 60.00% of the hypothetical Initial Value); and
•	a Contingent Interest Rate of 13.00% per annum (payable at a rate of 3.25% per quarter).

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the second Review Date.

Date	Closing Level	Payment (per $1,000 principal amount note)
First Review Date	105.00	$32.50
Second Review Date	110.00	$1,032.50
	Total Payment	$1,065.00 (6.50% return)

Because the closing level of the Index on the second Review Date is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,032.50 (or $1,000 plus the Contingent Interest Payment applicable to the second Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the second Review Date, even though the closing level of the Index on the first Review Date is greater than the Initial Value. When added to the Contingent Interest Payment received with respect to the prior Review Date, the total amount paid, for each $1,000 principal amount note, is $1,065.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value is greater than or equal to the Trigger Value.

Date	Closing Level	Payment (per $1,000 principal amount note)
First Review Date	95.00	$32.50
Second Review Date	85.00	$32.50
Third through Nineteenth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,032.50
	Total Payment	$1,097.50 (9.75% return)

Because the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,032.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,097.50.

Example 3 — Notes have NOT been automatically called and the Final Value is less than the Trigger Value.

Date	Closing Level	Payment (per $1,000 principal amount note)
First Review Date	40.00	$0
Second Review Date	45.00	$0
Third through Nineteenth Review Dates	Less than Interest Barrier	$0
Final Review Date	50.00	$500.00
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value is less than the Trigger Value and the Index Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

PS-6 | Structured Investments Auto Callable Contingent Interest Notes

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing level of the Index on that Review Date is greater than or equal to the Interest Barrier. If the closing level of the Index on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing level of the Index on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

•	THE LEVEL OF THE INDEX WILL INCLUDE A 6.0% PER ANNUM DAILY DEDUCTION —

The Index is subject to a 6.0% per annum daily deduction. The level of the Index will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction.

The index deduction will place a significant drag on the performance of the Index, potentially offsetting positive returns on the Index’s investment strategy, exacerbating negative returns of its investment strategy and causing the level of the Index to decline steadily if the return of its investment strategy is relatively flat. The Index will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the index deduction, and then only to the extent that the return of its investment strategy is greater than the index deduction. As a result of the index deduction, the level of the Index may decline even if the return of its investment strategy is positive.

The daily deduction is one of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes for purposes of determining the estimated value of the notes set forth on the cover of this pricing supplement. The daily deduction will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes” and “— Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in this pricing supplement.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

PS-7 | Structured Investments Auto Callable Contingent Interest Notes

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of the Index, which may be significant. You will not participate in any appreciation of the Index.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value is less than the Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES UNDERLYING THE UNDERLYING INDEX FOR THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES OR THE FUTURES CONTRACTS UNDERLYING THE INDEX.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER VALUE IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Index and the futures contracts composing the Index.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In September 2021, an affiliate of ours purchased a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor.

In addition, JPMS worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no

PS-8 | Structured Investments Auto Callable Contingent Interest Notes

obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-9 | Structured Investments Auto Callable Contingent Interest Notes

Risks Relating to the Indices

•	EACH INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE APPLICABLE FUTURES CONTRACTS —

No assurance can be given that the investment strategy on which any Index is based will be successful or that any Index will outperform any alternative strategy that might be employed with respect to the applicable Futures Contracts.

•	AN INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

No assurance can be given that an Index will maintain an annualized realized volatility that approximates its target volatility of 35%. An Index’s target volatility is a level of implied volatility and therefore the actual realized volatility of an Index may be greater or less than the target volatility. On each weekly Index rebalance day, the exposure of an Index to the applicable Futures Contracts is set equal to (a) the 35% implied volatility target divided by (b) the one-week implied volatility of its Underlying ETF, subject to a maximum exposure of 500%. Each Index uses the implied volatility of an Underlying ETF as a proxy for the volatility of the applicable Futures Contracts. However, there is no guarantee that the methodology used by each Index to determine the implied volatility of its Underlying ETF will be representative of the implied or realized volatility of that applicable Futures Contracts. The performance of an Underlying ETF may not correlate with the performance of the applicable Futures Contracts, particularly during periods of market volatility. In addition, the volatility of the applicable Futures Contracts on any day may change quickly and unexpectedly and realized volatility may differ significantly from implied volatility. In general, over time, the realized volatilities of an Underlying ETF and the applicable Futures Contracts have tended to be lower than their respective implied volatilities; however, at any time those realized volatilities may exceed their respective implied volatilities, particularly during periods of market volatility. Accordingly, the actual realized annualized volatility of an Index may be greater than or less than the target volatility, which may adversely affect the level of that Index and the value of the notes.

•	EACH INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE USE OF SIGNIFICANT LEVERAGE —

On a weekly Index rebalance day, each Index will employ leverage to increase the exposure of that Index to the applicable Futures Contracts if the implied volatility of its Underlying ETF is below 35%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the Underlying ETF of each Index has tended to exhibit an implied volatility below 35%. Accordingly, each Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed for an Index, any movements in the prices of the applicable Futures Contracts will result in greater changes in the level of that Index than if leverage were not used. In particular, the use of leverage for an Index will magnify any negative performance of the applicable Futures Contracts, which, in turn, would negatively affect the performance of that Index. Because each Index’s leverage is adjusted only on a weekly basis, in situations where a significant increase in volatility is accompanied by a significant decline in the value of the applicable Futures Contracts, the level of that Index may decline significantly before the following Index rebalance day when that Index’s exposure to the applicable Futures Contracts would be reduced.

•	EACH INDEX MAY BE SIGNIFICANTLY UNINVESTED —

On a weekly Index rebalance day, the exposure of each Index to the applicable Futures Contracts will be less than 100% when the implied volatility of its Underlying ETF is above 35%. If an Index’s exposure to the applicable Futures Contracts is less than 100%, that Index will not be fully invested, and any uninvested portion will earn no return. Each Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the applicable Futures Contracts on any such day. The 6.0% per annum deduction is deducted daily from each Index, even when that Index is not fully invested.

•	AN INDEX MAY BE ADVERSELY AFFECTED IF LATER FUTURES CONTRACTS HAVE HIGHER PRICES THAN AN EXPIRING FUTURES CONTRACT INCLUDED IN THAT INDEX —

As the applicable Futures Contracts included in an Index come to expiration, they are replaced by applicable Futures Contracts that expire three months later. This is accomplished by synthetically selling the expiring Futures Contract and synthetically purchasing the Futures Contract that expires three months from that time. This process is referred to as “rolling.” Excluding other considerations, if the market for the applicable Futures Contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contracts would take place at a price that is higher than the prices of the expiring Futures Contracts, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the applicable Futures Contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is lower than the price of the expiring Futures Contract, thereby creating a positive “roll yield.” The presence of contango in the market for the applicable Futures Contracts could adversely affect the level of the applicable Index and, accordingly, any payment on the notes.

PS-10 | Structured Investments Auto Callable Contingent Interest Notes

•	EACH INDEX IS AN EXCESS RETURN INDEX THAT DOES NOT REFLECT “TOTAL RETURNS” —

Each Index is an excess return index that does not reflect total returns. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Each Index measures the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the applicable Futures Contracts). By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the applicable Futures Contracts (i.e., the collateral return associated with an investment in the applicable Futures Contracts). Investing in the notes will not generate the same return as would be generated from investing in a total return index related to the applicable Futures Contracts.

•	CONCENTRATION RISKS ASSOCIATED WITH EACH INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Each Index generally provides exposure to a single futures contract based on the applicable Underlying Index that trades on the Chicago Mercantile Exchange. Accordingly, the notes are less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than any Index in terms of both the number and variety of futures contracts. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

•	EACH INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS, INCLUDING VOLATILITY —

The Index tracks the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchange on which the futures contract trades. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets like the Chicago Mercantile Exchange, the market for the Futures Contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of an Index and therefore could affect adversely the value of your notes.

•	THE OFFICIAL SETTLEMENT PRICE AND INTRADAY TRADING PRICES OF THE APPLICABLE FUTURES CONTRACTS MAY NOT BE READILY AVAILABLE —

The official settlement price and intraday trading prices of the applicable Futures Contracts are calculated and published by the Chicago Mercantile Exchange and are used to calculate the level of each Index. Any disruption in trading of the applicable Futures Contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of an Index.

•	CHANGES IN THE MARGIN REQUIREMENTS FOR THE APPLICABLE FUTURES CONTRACTS INCLUDED IN AN INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES —

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the applicable Futures Contracts, market participants may adjust their positions, which may affect the prices of the applicable Futures Contracts. As a result, the level of an Index may be affected, which may adversely affect the value of the notes.

PS-11 | Structured Investments Auto Callable Contingent Interest Notes

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO AN INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of an Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of that Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

•	OTHER KEY RISKS:
o	EACH INDEX WAS ESTABLISHED RECENTLY, AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION.
o	HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

Risks Relating to the Individual Offerings

•	AN INVESTMENT IN THE MQUSTVA NOTES IS SUBJECT TO NON-U.S. SECURITIES RISK —

Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	WITH RESPECT TO THE MQUSLVA NOTES, JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	AN INVESTMENT IN THE MQUSSVA NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-12 | Structured Investments Auto Callable Contingent Interest Notes

Hypothetical Back-Tested Data and Historical Information

The following table sets forth the closing level of each Index on October 26, 2022. The following graphs set forth the hypothetical back-tested performance of each Index based on the hypothetical back-tested weekly closing levels of each Index and the historical performance of each Index, based on weekly historical closing levels.

The first graph below sets forth the hypothetical back-tested performance of the MerQube US Tech+ Vol Advantage Index based on the hypothetical back-tested weekly closing levels of that Index from January 6, 2017 through June 18, 2021, and the historical performance of that Index based on the weekly historical closing levels of that Index from June 25, 2021 through October 21, 2022. The MerQube US Tech+ Vol Advantage Index was established on June 22, 2021, as represented by the vertical line in the first graph below.

The second graph below sets forth the hypothetical back-tested performance of the MerQube US Large-Cap Vol Advantage Index based on the hypothetical back-tested weekly closing levels of that Index from January 6, 2017 through February 4, 2022, and the historical performance of that Index based on the weekly historical closing levels of that Index from February 11, 2022 through October 21, 2022. The MerQube US Large-Cap Vol Advantage Index was established on February 11, 2022 as represented by the vertical line in the second graph below.

The third graph below sets forth the hypothetical back-tested performance of the MerQube US Small-Cap Vol Advantage Index based on the hypothetical back-tested weekly closing levels of that Index from January 6, 2017 through June 17, 2022, and the historical performance of that Index based on the weekly historical closing levels of that Index from June 24, 2022 through October 21, 2022. The MerQube US Small-Cap Vol Advantage Index was established on June 21, 2022 as represented by the vertical line in the third graph below.

All data to the left of the vertical line in each graph below reflect hypothetical back-tested performance of the relevant Index. All data to the right of that vertical line reflect actual historical performance of that Index. We obtained the closing levels below from Bloomberg, without independent verification.

The data for the hypothetical back-tested performance of each Index set forth in the following graphs are purely theoretical and do not represent the actual historical performance of each Index. See “Selected Risk Considerations — Risks Relating to the Indices — Hypothetical Back-Tested Data Relating to an Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Pricing Date or any Review Date. There can be no assurance that the performance of any Index will result in the return of any of your principal amount or the payment of any interest.

Index*	Closing Level on October 26, 2022
MerQube US Tech+ Vol Advantage Index	6,244.88
MerQube US Large-Cap Vol Advantage Index	2,336.28
MerQube US Small-Cap Vol Advantage Index	857.33
PS-13 | Structured Investments Auto Callable Contingent Interest Notes

The hypothetical back-tested closing levels of each Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model

PS-14 | Structured Investments Auto Callable Contingent Interest Notes

designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Indices that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Indices set forth above.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference

PS-15 | Structured Investments Auto Callable Contingent Interest Notes

may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-16 | Structured Investments Auto Callable Contingent Interest Notes

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 5-I dated October 13, 2022:

http://www.sec.gov/Archives/edgar/data/1665650/000182912622017948/jpm_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-17 | Structured Investments Auto Callable Contingent Interest Notes